SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 30, 2005
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                    International Thoroughbred Breeders, Inc.
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             (Exact name of registrant as specified in its charter)


        Delaware                        0-9624                 22-2332039
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(State or other jurisdiction          (Commission          (I.R.S. Employer
     of incorporation)                File Number)         Identification No.)


  Suite 1300, 1105 N. Market St., PO Box 8985, Wilmington, Delaware, 19899-8985
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               (Address of principal executive offices)(Zip Code)


       Registrant's telephone number, including area code: (302) 427-7599
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                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES


     Item 1.01 Entry into a Material Definitive Agreement.

     On June 30, 2005, International Thoroughbred Breeders, Inc. (the "Corporation"), together with its subsidiaries, ITG Vegas, Inc. ("ITGV"), ITG Palm Beach, LLC ("ITGPB") and International Thoroughbred Gaming Development Corporation ("ITGD"), entered into a Loan and Security Agreement with PDS Gaming Corporation ("PDS") as lender, pursuant to which ITGV, RBE, and ITGPB (collectively, the "Borrowers"), will be borrowing $29,313,889 to refinance approximately $27 million in existing debts (whether in the form of loans, ship leases or ship charters) to PDS, with approximately $2.3 million of add-on financing being provided. The maturity of all of the new indebtedness will be July 1, 2009. The Corporation, ITGD, Palm Beach Maritime Corporation ("PBM") and Palm Beach Empress, Inc. ("PBE") are guaranteeing the obligations of the Borrowers.

     In connection with this refinancing, PBM, an affiliate 100% owned by our Chairman and CEO, Francis W. Murray, will be acquiring all of the membership interests of Cruise Holdings I, the owner of the casino cruise ship Palm Beach Princess, and PBE, an affiliate 50% owned by Mr. Murray, will be acquiring all of the membership interests of Cruise Holdings II, the owner of the casino cruise ship the Big Easy. As a result, the Bareboat Charters between PBM and Cruise I, and PBE and Cruise II, respectively, will terminate, and, in place of the sub-Bareboat Charters by PBM and PBE with ITGV and ITGPB, these subsidiaries will charter the vessels from PBM and PBE under substantially the same economic terms as apply under their present sub-Bareboat Charters.

     Funding is expected to occur on or about July 13, 2005 subject to satisfaction of certain conditions, including the execution, delivery and recording of ship mortgages and all other closing documents.



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                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES


                                   SIGNATURES

     Pursuant to the requirements of the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                    INTERNATIONAL THOROUGHBRED
                    BREEDERS, INC.

                    By:/s/Francis W. Murray
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                       Francis W. Murray
                       President, Chief Executive Officer and
                       Chief Financial Officer

Date: July 7, 2005



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